UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 15, 2020
_______________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
2525 N. Stemmons Freeway,
Dallas, Texas 75207-2401
(Address of Principal Executive Offices, and Zip Code)
(214) 631-4420
Registrant's Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
______________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TRN	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 15, 2020, Trinity Industries, Inc. (“Trinity” or the “Company”) announced that E. Jean Savage has accepted an offer to serve as the Company’s Chief Executive Officer and President. Ms. Savage will continue to serve as a member of Trinity’s Board of Directors (the “Board”). She will begin her service as Chief Executive Officer and President effective February 17, 2020.
Ms. Savage (55) has served as a member of the Board since 2018. From 2017 to 2020, she served as Vice President of Caterpillar, Inc. (“Caterpillar”), a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. During this time, she had responsibility for the Surface Mining & Technology Division. From 2014 to 2017, she was Chief Technology Officer and Vice President of Caterpillar’s Innovation and Technology Development Division. From 2009 to 2014, she served as Senior Vice President and Chief Operating Officer of the Locomotive and Railcar Services business unit for Caterpillar subsidiary Progress Rail Services. Ms. Savage joined Progress Rail Services in 2002 as Vice President for Quality and Continuous Improvement. She also served as Vice President of Progress Rail’s Freight Car Repair, Parts and Quality Divisions. Prior to joining Progress Rail, she worked in a variety of manufacturing and engineering positions in her 14 years at Parker Hannifin Corporation, a leader in motion and control technologies and systems. Ms. Savage also served for nine years in the U. S. Army Reserves as a military intelligence officer.
In connection with her service as Chief Executive Officer and President, Ms. Savage has stepped down as a member of the Audit Committee, the Finance and Risk Committee, and the Human Resources Committee of the Board.
Ms. Savage’s compensation will be as follows:

•	Annual salary of $850,000;

•	Annual incentive compensation target for 2020 of $850,000, prorated for 2020;

•	Annual long-term incentive target for 2020 of $3,000,000;

•	One-time long-term incentive grants:

◦
options to purchase 300,000 shares of the Company’s common stock, par value $0.01 per share, with an exercise price equal to the closing stock price on the date of grant, vesting on the third anniversary of the grant date;

◦	50,000 restricted stock units, vesting 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date;

•
A Change in Control agreement with similar terms granted to other Company executives, with a payout of three times base salary and target bonus for termination without cause or for good reason within two years following a change in control;

•
Relocation services consistent with those provided to other Company executives including, without limitation, temporary living expenses for up to 180 days, duplicate housing expenses, and moving of household goods; and

•	Other customary health and welfare benefits consistent with other Trinity executives.
The performance metrics for Ms. Savage’s annual incentive grant and annual long-term incentive grant will be determined at a later time, consistent with the Company’s standard practices for such awards to its executives.
There are no arrangements or understandings between Ms. Savage and any other person pursuant to which she was appointed as Chief Executive Officer and President. Ms. Savage is not related to any other director or executive officer of the Company. There are no related person transactions involving Ms. Savage that are reportable under Item 404(a) of Regulation S-K.
Item 7.01     Regulation FD Disclosure
On January 15, 2020, Trinity issued a press release announcing Ms. Savage’s appointment. This press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
This information is not “filed” pursuant to the Securities Exchange Act of 1934 and is not incorporated by reference into any Securities Act of 1933 registration statements. Additionally, the submission of Item 7.01 of this report on Form 8-K is not an admission of the materiality of any information in this Item 7.01 that is required to be disclosed solely by Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(a) - (c) Not applicable.

(d) Exhibits:

NO.	DESCRIPTION
99.1	Press release dated January 15, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

January 15, 2020	By:	/s/ Melendy E. Lovett
Name: Melendy E. Lovett
Title: Senior Vice President and Chief Financial Officer